Registration No. 333-_____

As filed with the Securities and Exchange Commission on January 14, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAT TECHNOLOGIES LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. BOX 80, Gedera 70750 Israel
(Address of Principal Executive Offices) (Zip Code)

TAT Technologies Ltd. 2012 Stock Option Plan
(Full title of the plans)

Chief Executive Officer Limco-Piedmont, Inc. 5304 S. Lawton Avenue Tulsa, Oklahoma 74107
(Name and address of agent for service)

918-445-4300
(Telephone number, including area code, of agent for service)

Copies to:
Idan Lidor, Adv. Naschitz, Brandes, Amir & Co. 5 Tuval Street Tel-Aviv 6789717, Israel Tel: 972 3-623-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐      Accelerated filer ☐      Non-accelerated filer ☒      Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)
Ordinary Shares, par value NIS 0.90 New Israeli Shekels per share, to be issued under the TAT Technologies Ltd. 2012 Stock Option Plan per share	50,000 (3)	$6.98 (4)	$ 348,750 (5)	$35.1

(1)
This Registration Statement covers Ordinary Shares of TAT Technologies, Ltd. (the “Registrant”): (i) issuable pursuant to the exercise of options granted prior to the date hereof under the TAT Technologies Ltd. 2012 Stock Option Plan (the “Plan”), (ii) to be issued under the Plan, and (iii) pursuant to Rule 416(a) of the Securities Act of 1933, as amended, any additional shares of Ordinary Shares, which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Ordinary Shares.

(2)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by 0.0001007.

(3)	Issuable under options and other share incentive awards that may be granted in the future under the 2012 Plan.

(4)
Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price (rounded to the nearest cent) of the options outstanding under the Plan.

(5)
Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $6.98 per share, which represents the average of the high and low price of the Registrant’s Ordinary Shares as reported on the NASDAQ Global Market on January 13, 2016.

___________________________

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 is to register an additional 50,000 Ordinary Shares for issuance under the Registrant’s 2012 Stock Option Plan, or the Plan.  In accordance with General Instruction E of Form S-8, the content of the Registrant’s Registration Statement on Form S-8 (Files No. 333- 189758) filed with the Securities and Exchange Commission on July 2, 2013, is incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below.

Item 8.	EXHIBITS.

4.1	Memorandum of Association of the Registrant. *

4.2	Articles of Association of the Registrant, as amended and restated. **

4.3	Specimen Certificate for Ordinary Shares. *

4.4	TAT Technologies Ltd. Stock Option Plan. ***

4.5	Form of 102 Stock Option Agreement (Israel). ***

4.6	Form of Stock Option Agreement (US) ***

5.1	Opinion of Naschitz, Brandes, Amir & Co., Advocates

23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited.

23.2	Consent of Dixon Hughes Goodman LLP.

23.3	Consent of Naschitz, Brandes, Amir & Co., Advocates (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement)
______________________________________

*	Filed as Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2014, and incorporated herein by reference.

**
Filed as Appendix D of Exhibit 1 to the Registrant’s Proxy Statement for Annual and Extraordinary General Meetingfiled with the Securities and Exchange Commission on October 10, 2013, and incorporated herein by reference

***	Filed as Exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-189758), filed with the Securities and Exchange Commission on July 2, 2013, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gedera, State of Israel on January 14, 2016.

TAT Technologies Ltd.

By:	/s/ Guy Nathanzon
Name: Guy Nathanzon
Title: Chief Financial Officer